                                                       Nicor Inc.
Form 10-K
                                                          Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-1732, 333-107377, 333-107375, 333-28699 and 333-140866 on Form S-8 of our report, dated February 25, 2008, relating to the financial statements and financial statement schedule of Nicor Inc. (which expresses an unqualified opinion and includes an explanatory paragraph related to a change, in 2007, in method of recognizing and measuring income tax positions as discussed in Note 2), and the effectiveness of Nicor Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 25, 2008